Exhibit 10.48

Early Repayment Agreement

Party A: Xi’an TCH Energy Technology Co., Ltd.

Legal Representative: Guohua Ku

Address: 12F, Tower A, Chang An Guo Ji, No. 88, Nan Guan Zheng Jie, Xi’an City, Shaanxi Province

Party B: Cinda Financial Leasing Co., Ltd.

Legal Representative: Jinye Zhu

Address: 26F, Lanzhou Fortune Center, No. 638, Dong Gang Xi Lu, Chengguan District, Lanzhou City, Gansu Province

The Parties entered a Financial Leasing Agreement with respect to Zhonggang waste heat power generation assets in June 2011. Party A continues making payment in accordance with the lease agreement. However, considering such waste heat power generation project might be acquired or restructured during the term of the lease agreement, after negotiation, both parties agreed to enter into the following agreement with respect to Zhonggang waste heat power generation project.

1. Solutions

Because the change of circumstance of Zhonggang waste heat power generation project, Party B agrees Party A to repay full payment early and to assist Party A on follow-up issues of Zhonggang waste heat power generation project.

2. Repayment Method and Schedule

Upon signing of the agreement and till December 28, 2014, Party A shall pay Party B the principal and interests due for the fourth quarter of 2014, which is RMB 2,561,067.22; Party A shall pay Party B the principal and interests due for the first quarter of 2015, RMB 2,554,927.98 as well as the remaining total principal RMB 12,139,270.74 on March 28, 2015.

Within three days after Party A repays all principal and interests in full, Party B shall return the security deposit, RMB 2,125,000.00, to Party A’s account.

3. Termination of the Original Agreement

Upon execution of this agreement by both parties, the Financial Leasing Agreement shall be terminated. The ownership of Zhonggang waste heat power generation project and assets shall be transferred to Party A.

4. Breach of Agreement

If Party A does not make the repayment as scheduled in accordance with this agreement, this agreement shall be terminated upon expiration of payment day and Party B shall still own Zhonggang waste heat power generation project and assets and both parties shall continue to fulfill their respective responsibilities and obligations in accordance with the Financial Leasing Agreement and bear responsibilities for breach of the agreement.

5. Resolution of Disputes

Both parties shall negotiate a resolution and settlement if there is any dispute between the parties. If no settlement can be reached through negotiation, any party can file a lawsuit to the People’s Court where Party A is located.

6. The agreement takes effect once it is signed and sealed by both parties.

7. The agreement is executed in quadruplicate and each party holds two original copies that each has the same legal effect.

8. Any matters not mentioned in this agreement shall be negotiated by both parties.

Party A:	Party B:
Authorized Representative:	Authorized Representative:
Date: December 22, 2014	Date: December 22, 2014